Exhibit 99.2

Feihe International Appoints New Director

BEIJING and LOS ANGELES, February 6, 2012/PRNewswire-Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; “Feihe International” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced that the Board of Directors has appointed Ms. Xiaofei Ren to the Board effective January 31, 2012. Ms. Ren will serve as an independent director and a member of the Audit Committee, replacing Mr. Sean Shao, who is leaving for personal reasons and had no disagreements with the Company. Ms. Ren will also serve as a member of the Nominating/Corporate Governance and Compensation Committees of the Board.

Ms. Ren has served as Financial Director of Beijing Bonianhengteng Film and Television Culture Media Co., Ltd since September 2011. From October 2004 to August 2011, she was a senior accountant at Beijing Xinghua CPA Ltd. and was also an accountant at Beijing Zhongfadaoqin CPA Ltd. from 2003 to 2004. She served as Financial Manager of Zhengzhou Columba Holiday Hotel from 1998 to 2003. Prior to that, she served as Chief Accountant of Zhengzhou Diefa Industry and Trade Co., Ltd. She is attending the Central University of Finance and Economics and received her bachelor’s degree from the University of Zhengzhou. Ms. Ren is also a member of the Chinese Institute of Certified Public Accountants (“CICPA”). She has more than ten years of experience in auditing, investment consulting and public offering consulting for national, multi-national and publicly traded companies, including U.S. public companies, and has extensive experience with US GAAP.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are pleased to welcome Ms. Ren to the Board of Feihe International. Her wealth of expertise and experience in accounting, finance, and executive management will be of enormous value to the Board and the Company.” Mr. Leng continued, “We also sincerely thank Mr. Shao for his contribution to the Company and we wish him well in his future endeavors.”

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT

In the U.S.:	ir@americandairyinc.com

In China:	Doris Zhang, Associate 86-10-8457-4688 x8810 doriszhang@americandairyinc.com